Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nuverra Environmental Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-159086, 333-182068, and 333-190678) on Form S-8, the registration statement (No. 333-211189) on Form S-3, and the registration statements (Nos. 333-182400 and 333-188810) on Form S-4 of Nuverra Environmental Solutions, Inc. of our report dated March 11, 2016, with respect to the consolidated balance sheet of Nuverra Environmental Solutions, Inc. and subsidiaries (the Company) as of December 31, 2015, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 Annual Report on Form 10-K of Nuverra Environmental Solutions, Inc.

Our report on the consolidated financial statements dated March 11, 2016 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Phoenix, Arizona
April 14, 2017